Exhibit 99.1

FOR IMMEDIATE RELEASE

CORE LAB REPORTS FOURTH QUARTER AND FULL YEAR 2023 RESULTS:

•
FOURTH QUARTER REVENUE OF $128.2 MILLION, UP 2% SEQUENTIALLY
•
FOURTH QUARTER OPERATING INCOME OF $14.6 MILLION; EX-ITEMS, $15.0 MILLION, DOWN 6% SEQUENTIALLY
•
FOURTH QUARTER OPERATING MARGINS, EX-ITEMS, OF 12%
•
FOURTH QUARTER GAAP EPS OF $0.14; EX-ITEMS, $0.19, DOWN 14% SEQUENTIALLY
•
FOURTH QUARTER FREE CASH FLOW OF $16.7 MILLION
•
FOURTH QUARTER DEBT REDUCED BY $15.0 MILLION OR OVER 8%
•
COMPANY ANNOUNCES Q1 2024 QUARTERLY DIVIDEND

•
FULL YEAR REVENUE OF $510.0 MILLION, UP 4%
•
FULL YEAR OPERATING INCOME OF $54.6 MILLION; EX-ITEMS, $61.2 MILLION, UP 36%
•
FULL YEAR GAAP EPS OF $0.86; EX-ITEMS, EPS OF $0.80, UP 40%

HOUSTON (January 31, 2024) - Core Laboratories Inc. (NYSE: "CLB") ("Core", "Core Lab", or the "Company") reported fourth quarter 2023 revenue of $128,200,000. Core’s operating income was $14,600,000, with diluted earnings per share ("EPS") of $0.14, all in accordance with U.S. generally accepted accounting principles ("GAAP"). Operating income, ex-items, a non-GAAP financial measure, was $15,000,000, yielding operating margins of 12%, and EPS, ex-items, of $0.19. The Company’s fourth quarter 2023 effective tax rate was negatively impacted by adjustments primarily associated with non-cash adjustments of deferred taxes in connection with the domestication of the parent company to the U.S. For the full year 2023, revenue was up 4% compared to 2022, with incremental margins, ex-items, over 80%, driven by continued execution of the Company’s strategic operational efficiency priorities. The Company’s full year EPS, ex-items, was $0.80, representing year on year growth of 40%. A full reconciliation of non-GAAP financial measures is included in the attached financial tables.

Core’s CEO, Larry Bruno stated, “Our fourth quarter and full year financial results delivered modest revenue growth, highlighted by continued strong global demand for our Reservoir Description laboratory services. Additionally, demand for international energetic system product sales and completion diagnostics improved quarter-over-quarter. Reservoir Description experienced sequential growth in several geographic regions; however, that was partially offset by geopolitical events in the Middle East, as hydrocarbon trading patterns and the associated demand for crude oil and derived product assay work were disrupted. In 2023, we experienced growth in committed work volumes across our Reservoir Description laboratory network. In particular, Core’s investments to expand capabilities in the Middle East and Latin American markets prior to the global pandemic are now coming to fruition, as long-delayed client analytical projects progress into the early stages of execution. We expect that these prior investments in international growth opportunities will generate superior, long-term incremental margins. Aligned with our stated strategy, Core Lab reduced debt by $15 million in the fourth quarter of 2023, amounting to the elimination of more than 8% of the Company’s total outstanding debt as of September 30, 2023. Core remains diligently focused on its strategic business priorities which include further reduction of debt and strengthening the balance sheet, while at the same time working to increase our return on invested capital, which improved for the sixth consecutive quarter.”

Reservoir Description

Reservoir Description operations are closely correlated with trends in international and offshore activity levels, with approximately 80% of revenue sourced from projects originating outside the U.S. Revenue in the fourth quarter of 2023 was $84,600,000, flat sequentially. Operating income was $12,300,000, yielding operating margins, ex-items, of 15%. The segment’s financial performance in the fourth quarter of 2023 reflects increased demand for reservoir rock and fluid analysis in international markets. This was somewhat offset by disruptions to hydrocarbon trading patterns and associated laboratory assay work in response to the Middle East conflict that emerged early in the fourth quarter of 2023. While operating margins remained strong, sequential margins were negatively impacted by higher labor costs. For the full year 2023, the segment’s revenue increased 8%, and incremental margins, ex-items, were over 85%.

During the fourth quarter of 2023, Core Laboratories Middle East Advanced Technology Center was selected by a prominent regional operator to quantify and de-risk their assessment of in-situ fluid saturations in a challenging carbonate reservoir. The operator recognized discrepancies between reserve estimates derived from down-hole log calculations and actual production outcomes from the targeted zones. Core Lab was asked to harness the collective expertise of both Reservoir Description and Production Enhancement to employ its proprietary, highly effective, InvasionProfilerTM drilling mud tracer technologies to address this problem. For this program, cores were cut in the target intervals to determine the fluid saturations in the rock. However, the coring process can alter saturations due to fluid exchange between the drilling mud and the pore space in the rock. By using a combination of drilling mud tracers from Core’s Production Enhancement segment, along with proprietary laboratory technologies from Reservoir Description, Core’s InvasionProfilerTM technology allowed the operator to accurately account for and quantify any fluid exchange that might have occurred. The fluids extracted from the core samples underwent thorough analysis using state-of-the-art gas chromatography-mass spectrometry to measure tracer concentrations. This meticulous analytical process corrected for any invasion of drilling mud filtrate, delivering very accurate determination of in-situ fluid saturations. The operator will use this core-based, tracer-corrected fluid saturation data to recalibrate their reservoir model.

Production Enhancement

Production Enhancement operations, which are focused on complex completions in unconventional oil and gas reservoirs in the U.S., as well as conventional projects across the globe, posted fourth quarter 2023 revenue of $43,600,000, up over 8% sequentially. The sequential financial performance reflects higher demand for U.S. and international completion diagnostics, along with a rebound in international product sales. Operating income on a GAAP basis was $2,200,000, while operating income, ex-items, was $2,400,000, yielding operating margins of 6% and incremental margins exceeding 20%. Production Enhancement’s full year 2023 revenue decreased 3%, primarily due to lower activity associated with drilling and completing onshore wells in the U.S.

During the fourth quarter of 2023 Core Lab expanded its proprietary HELIOSTM product line of plug and abandonment perforating technologies, designed for oil and gas well decommissioning programs. When decommissioning a well in the North Sea, local regulations require a new, dedicated cement barrier be emplaced to fully isolate the wellbore. Core’s engineering team was engaged to deploy HELIOSTM to increase efficiency for a plug and abandonment “perf-wash” operation. Existing competitive plug and abandonment technologies were unable to create the needed annular circulation patterns required to efficiently remove the old cement. HELIOSTM provides a higher shot density, optimizing flow between perforations with 360° annular coverage. This technology generates an array of perforations that minimizes fluid flow tortuosity, yielding faster and more efficient perf-wash operations. The HELIOSTM family now consists of multiple configurations, offering clients higher perforation coverage compared to competitive technologies. Core’s clients confirmed that the HELIOSTM technology provided a more effective flow path to the existing cement barrier in the annulus, resulting in a superior well abandonment solution. The expanded HELIOSTM product line demonstrates Core’s commitment to developing new technologies for its clients throughout the lifecycle of a well.

Also during the fourth quarter of 2023, Core’s diagnostic technologies were employed in both the U. S. and international markets to assess high-profile well completions. In the Gulf of Mexico, where an operator needed to confirm the competency of their frac pack completion, Core’s proprietary SpectraStim™ proppant tracing, SpectraScan® gamma ray logging and PackScan® density logging technologies were employed. After processing the logs, Core’s engineering team determined that there was an effective annular pack. However, there was insufficient proppant placement across the zone to ensure long-term stability of the frac pack. The operator executed a cost-effective remedial treatment, averting a costly, time-consuming recompletion. In the international arena, Core’s proprietary technologies were used to determine the competency of an openhole gravel pack offshore Trinidad. Core’s PackScan® log revealed an annular void in the lower portion of the sand control screen, but also showed that there was a sufficient proppant reserve above the top of the screen to fill in this void. Core’s technical team recommended that the operator slowly bring the well on production, allowing for the gradual in-filling of this void. The operator followed Core’s recommendation, and the well generated sand-free hydrocarbon production. The operator shared that had it not been for Core’s recommendation, they would have initially flowed the well at a high rate, as per their standard practice, and the completion would have likely failed, leading to an expensive remediation.

Liquidity, Free Cash Flow and Dividend

Core continues to focus on maximizing free cash flow ("FCF"), a non-GAAP financial measure defined as cash from operations less capital expenditures. For the fourth quarter of 2023, cash from operations was approximately $19,400,000 and capital expenditures were $2,700,000, yielding FCF of $16,700,000.

Core expects the Company to continue generating positive free cash in future quarters. As of December 31, 2023, Core reduced net debt by $13,500,000 from prior quarter-end to $150,900,000, and the Company’s leverage ratio improved from 1.92 to 1.76. The Company will continue applying future free cash towards reducing debt until the Company reaches its target leverage ratio (calculated as total net debt divided by trailing twelve months adjusted EBITDA) of 1.5 times or lower.

On November 1, 2023, Core’s Board of Directors ("Board") announced a quarterly cash dividend of $0.01 per share of common stock, which was paid on December 4, 2023 to shareholders of record on November 13, 2023.

On January 31, 2024, the Board approved a cash dividend of $0.01 per share of common stock payable on March 4, 2024 to shareholders of record on February 12, 2024.

Return On Invested Capital

The Board and the Company’s Executive Management continue to focus on strategies that maximize return on invested capital ("ROIC") and FCF, factors that have high correlation to total shareholder return. Core’s commitment to an asset-light business model and disciplined capital stewardship promote capital efficiency and are designed to produce more predictable and superior long-term ROIC.

The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg, as the Company continues to believe superior ROIC will result in higher total shareholder return. Using Bloomberg’s recently updated formula, the Company’s ROIC for the fourth quarter of 2023 improved to 13.4%.

Industry and Core Lab Outlook and Guidance

For 2024, Core will continue to execute its strategic plan of technology investments targeted to both solve client problems and capitalize on Core’s growth opportunities. As part of the strategic plan, the Company will remain focused on generating free cash, reducing debt and maximizing ROIC. Core Lab maintains its constructive outlook on international upstream projects for 2024 and anticipates sustainable activity growth in the years ahead to support crude-oil demand and energy security. Crude-oil demand increased in 2023 and is anticipated to continue growing in 2024. Consequently, increased investment in the development of onshore and offshore crude-oil fields will be required to maintain and grow hydrocarbon production. In the near-term, global crude-oil markets may remain volatile due to global recession fears and the uncertainties related to on-going conflicts in Russia-Ukraine and the Middle East.

As the international recovery continues, committed long-term upstream projects from the Middle East, South Atlantic Margin, certain areas of Asia Pacific and West Africa support year-over-year growth for Core Lab. As customary, Core expects typical sequential seasonal industry patterns will cause activity in the first quarter of 2024 to decline in some regions. As such, Core anticipates Reservoir Description’s first quarter 2024 revenue to be down low to mid-single digits. Increased client activity in some regions may help mitigate the typical seasonal decline. The geopolitical situations in Russia-Ukraine and the Middle East continue to create volatility with respect to trading patterns and maritime transportation of crude oil and derived products, along with the associated laboratory assay services that Core Lab provides. Turning to the U.S., onshore drilling and completion activity in 2024 is anticipated to be flat compared to 2023. However, market penetration of Core’s proprietary energetic system and completion diagnostic service technologies are projected to outperform activity levels. For the first quarter of 2024, onshore U.S. drilling and completion activity was adversely impacted by extreme freezing conditions in January; however, activity is expected to improve as the quarter progresses.

Reservoir Description’s first quarter 2024 revenue is projected to range from $80,000,000 to $84,000,000 and operating income of $10,100,000 to $11,900,000. Core’s Production Enhancement segment’s first quarter 2024 revenue is estimated to range from $42,000,000 to $44,000,000 and operating income of $1,500,000 to $2,200,000.

The Company’s first quarter 2024 revenue is projected to range from $122,000,000 to $128,000,000 and operating income of $11,800,000 to $14,300,000, yielding operating margins of approximately 10%. EPS for the first quarter of 2024 is expected to be $0.14 to $0.18.

The Company’s first quarter 2024 guidance is based on projections for underlying operations and excludes gains and losses in foreign exchange. First quarter 2024 guidance also assumes an effective tax rate of 20%.

Earnings Call Scheduled

The Company has scheduled a conference call to discuss Core's fourth quarter 2023 earnings announcement. The call will begin at 7:30 a.m. CDT / 8:30 a.m. EDT on Thursday, February 1, 2024. To listen to the call, please go to Core's website at www.corelab.com.

Core Laboratories Inc. is a leading provider of proprietary and patented reservoir description and production enhancement services and products used to optimize petroleum reservoir performance. The Company has over 70 offices in more than 50 countries and is located in every major oil-producing province in the world. This release, as well as other statements we make, includes forward-looking statements regarding the Company’s future revenue, profitability, business strategies and developments, demand for the Company’s products and services and for products and services of the oil and gas industry generally, made in reliance upon the safe harbor provisions of Federal securities law. The Company's outlook is subject to various important cautionary factors, including risks and uncertainties related to the oil and natural gas industry, business and general economic conditions, including inflationary pressures, the ability to achieve the benefits of the redomestication of the parent company from the Netherlands to the United States, international markets, international political climates, including the Russia-Ukraine and the Middle East geopolitical conflicts, public health crises, and any related actions taken by businesses and governments, and other factors as more fully described in the Company's most recent Forms 10-K, 10-Q and 8-K filed with or furnished to the U.S. Securities and Exchange Commission. These important factors could cause the Company's actual results to differ materially from those described in these forward-looking statements. Such statements are based on current expectations of the Company's performance and are subject to a variety of factors, some of which are not under the control of the Company. Because the information herein is based solely on data currently available, and because it is subject to change as a result of changes in conditions over which the Company has no control or influence, such forward-looking statements should not be viewed as assurance regarding the Company's future performance.

The Company undertakes no obligation to publicly update or revise any forward-looking statement to reflect events or circumstances that may arise after the date of this press release, except as required by law.

Visit the Company's website at www.corelab.com. Connect with Core Lab on Facebook, LinkedIn and YouTube.

For more information, contact:

Gwen Gresham - SVP Corporate Development and Investor Relations, +1 713 328 6210

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Quarter Ended			% Variance
	December 31, 2023	September 30, 2023	December 31, 2022	vs. Q3-2023	vs. Q4-2022
REVENUE	$128,210	$125,343	$127,571	2.3%	0.5%

OPERATING EXPENSES:
Costs of services and product sales	101,517	96,617	99,816	5.1%	1.7%
General and administrative expense	8,665	9,452	8,724	(8.3)%	(0.7)%
Depreciation and amortization	3,874	3,929	4,073	(1.4)%	(4.9)%
Other (income) expense, net	(427)	673	(660)	NM	NM
Total operating expenses	113,629	110,671	111,953	2.7%	1.5%

OPERATING INCOME	14,581	14,672	15,618	(0.6)%	(6.6)%
Interest expense	3,618	3,147	3,081	15.0%	17.4%
Income before income taxes	10,963	11,525	12,537	(4.9)%	(12.6)%
Income tax expense (benefit)	4,265	2,305	5,847	85.0%	(27.1)%
Net income	6,698	9,220	6,690	(27.4)%	0.1%
Net income (loss) attributable to non- controlling interest	235	(37)	(61)	NM	NM
Net income attributable to Core Laboratories Inc.	$6,463	$9,257	$6,751	(30.2)%	(4.3)%

Diluted earnings per share	$0.14	$0.19	$0.14	(26.3)%	—%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.14	$0.19	$0.14	(26.3)%	—%

Diluted weighted average common shares outstanding	47,557	47,604	46,826	(0.1)%	1.6%

Effective tax rate	39%	20%	47%	NM	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$84,628	$85,145	$78,124	(0.6)%	8.3%
Production Enhancement	43,582	40,198	49,447	8.4%	(11.9)%
Total	$128,210	$125,343	$127,571	2.3%	0.5%

Operating income:
Reservoir Description	$12,259	$12,992	$6,817	(5.6)%	79.8%
Production Enhancement	2,195	1,544	7,904	42.2%	(72.2)%
Corporate and Other	127	136	897	NM	NM
Total	$14,581	$14,672	$15,618	(0.6)%	(6.6)%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except per share data)

(Unaudited)

	Year Ended December 31,		% Variance
	2023	2022
REVENUE	$509,790	$489,735	4.1%

OPERATING EXPENSES:
Costs of services and product sales	399,957	393,655	1.6%
General and administrative expense	40,259	38,117	5.6%
Depreciation and amortization	15,784	17,161	(8.0)%
Other (income) expense, net	(850)	(722)	NM
Total operating expenses	455,150	448,211	1.5%

OPERATING INCOME	54,640	41,524	31.6%
Interest expense	13,430	11,570	16.1%
Income before income taxes	41,210	29,954	37.6%
Income tax expense (benefit)	(79)	10,296	(100.8)%
Net income	41,289	19,658	110.0%
Net income attributable to non-controlling interest	350	205	NM
Net income attributable to Core Laboratories Inc.	$40,939	$19,453	110.5%

Diluted earnings per share	$0.87	$0.42	107.1%

Diluted earnings per share attributable to Core Laboratories Inc.	$0.86	$0.42	104.8%

Diluted weighted average common shares outstanding	47,523	46,813	1.5%

Effective tax rate	(0)%	34%	NM

SEGMENT INFORMATION:

Revenue:
Reservoir Description	$333,345	$307,691	8.3%
Production Enhancement	176,445	182,044	(3.1)%
Total	$509,790	$489,735	4.1%

Operating income:
Reservoir Description	$41,039	$22,902	79.2%
Production Enhancement	12,519	16,351	(23.4)%
Corporate and Other	1,082	2,271	(52.4)%
Total	$54,640	$41,524	31.6%

"NM" means not meaningful

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(In thousands)

(Unaudited)

				% Variance
ASSETS:	December 31, 2023	September 30, 2023	December 31, 2022	vs. Q3-2023	vs. Q4-2022

Cash and cash equivalents	$15,120	$16,616	$15,428	(9.0)%	(2.0)%
Accounts receivable, net	109,352	104,053	106,913	5.1%	2.3%
Inventories	71,702	75,060	60,445	(4.5)%	18.6%
Other current assets	26,791	32,815	28,916	(18.4)%	(7.3)%
Total current assets	222,965	228,544	211,702	(2.4)%	5.3%

Property, plant and equipment, net	99,626	99,499	105,028	0.1%	(5.1)%
Right of use assets	53,842	53,101	52,379	1.4%	2.8%
Intangibles, goodwill and other long-term assets, net	216,165	211,270	209,245	2.3%	3.3%
Total assets	$592,598	$592,414	$578,354	—%	2.5%

LIABILITIES AND EQUITY:

Accounts payable	$33,506	$34,097	$45,847	(1.7)%	(26.9)%
Operating lease liabilities	10,175	9,794	11,699	3.9%	(13.0)%
Other current liabilities	43,791	40,359	45,589	8.5%	(3.9)%
Total current liabilities	87,472	84,250	103,135	3.8%	(15.2)%

Long-term debt, net	163,134	177,863	172,386	(8.3)%	(5.4)%
Long-term operating lease liabilities	42,076	40,903	38,305	2.9%	9.8%
Other long-term liabilities	65,845	59,948	75,574	9.8%	(12.9)%

Total equity	234,071	229,450	188,954	2.0%	23.9%
Total liabilities and equity	$592,598	$592,414	$578,354	—%	2.5%

CORE LABORATORIES INC. & SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(In thousands)

(Unaudited)

	Year Ended December 31,
	2023	2022
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$41,289	$19,658
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	13,971	7,756
Depreciation and amortization	15,784	17,161
Deferred income taxes	(14,623)	433
Accounts receivable	(2,618)	(10,078)
Inventories	(12,976)	(14,860)
Accounts payable	(12,878)	15,374
Other adjustments to net income	(3,160)	(10,488)
Net cash provided by operating activities	24,789	24,956

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures	(10,579)	(10,216)
Net proceeds from life insurance policies and from insurance recovery	3,375	4,260
Other investing activities	552	2,100
Net cash used in investing activities	(6,652)	(3,856)

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt	(211,000)	(131,000)
Proceeds from long-term debt	202,000	116,000
Equity related transaction costs	(4,068)	(411)
Dividends paid	(1,868)	(1,853)
Repurchase of common stock	(2,202)	(3,903)
Other financing activities	(1,307)	(2,208)
Net cash used in financing activities	(18,445)	(23,375)

NET CHANGE IN CASH AND CASH EQUIVALENTS	(308)	(2,275)
CASH AND CASH EQUIVALENTS, beginning of year	15,428	17,703
CASH AND CASH EQUIVALENTS, end of year	$15,120	$15,428

Non-GAAP Information

Management believes that the exclusion of certain income and expenses enables it to evaluate more effectively the Company's operations period-over-period and to identify operating trends that could otherwise be masked by the excluded Items. For this reason, management uses certain non-GAAP measures that exclude these Items and believes that this presentation provides a clearer comparison with the results reported in prior periods. The non-GAAP financial measures should be considered in addition to, and not as a substitute for, the financial results prepared in accordance with GAAP, as more fully discussed in the Company's financial statements and filings with the Securities and Exchange Commission.

Reconciliation of Operating Income, Net Income and Diluted Earnings Per Share Attributable to Core Laboratories Inc.

(In thousands, except per share data)

(Unaudited)

	Operating Income
	Quarter Ended
	December 31, 2023	September 30, 2023	December 31, 2022
GAAP reported	$14,581	$14,672	$15,618
Stock compensation (1)	—	—	(1,868)
Loss on lease abandonment and assets write-down (2)	—	633	—
ATM termination costs (3)	—	455	—
Redomestication costs	—	—	246
Foreign exchange losses (gains)	468	238	691
Excluding specific items	$15,049	$15,998	$14,687

	Net Income Attributable to Core Laboratories Inc.
	Quarter Ended
	December 31, 2023	September 30, 2023	December 31, 2022
GAAP reported	$6,463	$9,257	$6,751
Stock compensation (1)	—	—	(1,494)
Loss on lease abandonment and assets write-down (2)	—	505	—
ATM termination costs (3)	—	364	—
Redomestication costs	—	—	197
Foreign exchange losses (gains)	374	190	552
Reversal of net deferred tax liabilities and effect of higher (lower) tax rate (5)	2,072	—	3,341
Excluding specific items	$8,909	$10,316	$9,347

	Diluted Earnings Per Share Attributable to Core Laboratories Inc.
	Quarter Ended			Year ended
	December 31, 2023	September 30, 2023	December 31, 2022	December 31, 2023
GAAP reported	$0.14	$0.19	$0.14	$0.86
Stock compensation (1)	—	—	(0.03)	0.09
Loss on lease abandonment and assets write-down (2)	—	0.01	—	0.04
ATM termination costs (3)	—	0.01	—	0.01
Gain on life insurance policies (4)	—	—	—	(0.03)
Redomestication costs	—	—	—	—
Foreign exchange losses (gains)	0.01	0.01	0.02	—
Reversal of net deferred tax liabilities and effect of higher (lower) tax rate (5)	0.04	—	0.07	(0.17)
Excluding specific items	$0.19	$0.22	$0.20	$0.80

(1) The year ended December 31, 2023 includes reversals of stock compensation expense previously recognized due to a change in probability of performance condition for certain executive's share awards and the acceleration of stock compensation expense associated with employees reaching eligible retirement age. The quarter ended December 31, 2022 includes adjustments associated with certain performance share awards that vested during the quarter.

(2) Includes the write-down of right of use assets and leasehold improvements and other exit costs associated with consolidation of certain facilities.
(3) Includes the write off of previously deferred costs upon termination of our "at-the-market offering" program ("ATM Program").
(4) Includes gain on life insurance policies death benefit proceeds.

(5) The quarter and year ended December 31, 2023 includes the reversal of certain net deferred tax liabilities which will not be realized as a result of the Redomestication Transaction and the effect to reflect tax expense at a normalized rate of 20%. The quarter ended December 31, 2022 includes the effect to reflect tax expense at a normalized rate of 20%.

Segment Information

(In thousands)

(Unaudited)

	Operating Income
	Quarter Ended December 31, 2023
	Reservoir Description	Production Enhancement	Corporate and Other
GAAP reported	$12,259	$2,195	$127
Foreign exchange losses (gains)	71	209	188
Excluding specific items	$12,330	$2,404	$315

Return on Invested Capital

Return on Invested Capital ("ROIC") is presented based on management's belief that this non-GAAP measure is useful information to investors and management when comparing profitability and the efficiency with which capital has been employed over time relative to other companies. The Board has established an internal metric to demonstrate ROIC performance relative to the oilfield service companies listed as Core's Comp Group by Bloomberg. ROIC is not a measure of financial performance under GAAP and should not be considered as an alternative to net income.

ROIC of 13.4% is defined by Bloomberg as Net Operating Profit After Tax ("NOPAT") of $51.9 million divided by Average Total Invested Capital ("Average TIC") of $387.0 million where NOPAT is defined as GAAP net income before non-controlling interest plus the sum of income tax expense, interest expense, and pension expense less pension service cost and tax effect on income before interest and tax expense for the last four quarters. Average TIC is defined as the average of beginning and ending periods' GAAP stockholders' equity plus the sum of net long-term debt, lease liabilities, allowance for credit losses, net of deferred taxes, and income taxes payable.

Free Cash Flow

Core uses the non-GAAP financial measure of free cash flow to evaluate its cash flows and results of operations. Free cash flow is an important measurement because it represents the cash from operations, in excess of capital expenditures, available to operate the business and fund non-discretionary obligations. Free cash flow is not a measure of operating performance under GAAP and should not be considered in isolation nor construed as an alternative consideration to operating income, net income, or cash flows from operating, investing, or financing activities, each as determined in accordance with GAAP. Free cash flow should not be considered a measure of liquidity. Moreover, since free cash flow is not a measure determined in accordance with GAAP and thus is susceptible to varying interpretations and calculations, free cash flow as presented may not be comparable to similarly titled measures presented by other companies.

Computation of Free Cash Flow

(In thousands)

(Unaudited)

	Quarter Ended	Year Ended
	December 31, 2023	December 31, 2023
Net cash provided by operating activities	$19,429	$24,789
Capital expenditures	(2,736)	(10,579)
Free cash flow	$16,693	$14,210

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